Joint Filer Information

Title of Security:	Class A Common Stock and Convertible Preferred Stock
Issuer & Ticker Symbol:	WILLIAM LYON HOMES [WLH]
Designated Filer:	Paulson Property Management II LLC
Other Joint Filers:	Paulson Real Estate Fund II, L.P.
Addresses:	The address of Paulson Real Estate Fund II, L.P. is 1251 Avenue of the Americas, New York, New York 10020.
Signature:

Dated:  April 30, 2013

PAULSON REAL ESTATE FUND II, L.P.
By: Paulson Property Management II LLC, as General Partner

By:  /s/  Stuart L. Merzer
Name:   Stuart L. Merzer
Title:     General Counsel &
        Chief Compliance Officer